EXHIBIT 99.1

Severn Bancorp, Inc.

FOR IMMEDIATE RELEASE

Contact:
Thomas G. Bevivino
Chief Financial Officer &
Executive Vice President
tbevivino@severnbank.com
410.260.2000

Severn Bancorp Announces Profitable Third Quarter

ANNAPOLIS, MD (October 15, 2010) — Severn Bancorp, Inc., (Nasdaq SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced results for the quarter and nine months ended September 30, 2010.  Net income for the third quarter was $485,000 (unaudited), or $.01 per share, compared to net loss of $4.4 million (unaudited), or ($.48) per share for the third quarter of 2009.  Net income was $550,000, or ($.07) per share for the nine months ended September 30, 2010, compared to net loss of $12.6 million, or ($1.38) per share for the nine months ended September 30, 2009.  At September 30, 2010, Severn’s regulatory capital ratios continued to exceed the levels required to be considered “well capitalized” under applicable federal banking regulations, including its core (leverage) ratio of approximately 12.1% compared to the regulatory requirement of 5% for “well capitalized” status.

“While we are pleased to report a modest profit for the third quarter compared to last year’s third quarter loss, it is clear that economic conditions remain challenging,” said Alan J. Hyatt, president and chief executive officer.  “Despite the disruptions in our industry and the overall economy we are continuing our strategy to provide full service banking to our customers.” Mr. Hyatt continued “We are confident that we are the best choice for Anne Arundel County residents who are seeking a financial institution that provides sound banking products and excellent customer service, as well as a commitment to reinvest in our community.”

About Severn
Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets of approximately $1 billion and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.  Severn is on the Web at www.severnbank.com.

Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
###

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009

Summary Operating Results:
Interest income	$12,083	$13,045	$12,596	$12,822	$13,347
Interest expense	4,906	4,995	4,980	5,667	6,296
Net interest income	7,177	8,050	7,616	7,155	7,051
Provision for loan losses	1,000	1,000	2,544	5,458	8,909
	Net interest income (loss) after
provision for loan losses	6,177	7,050	5,072	1,697	(1,858)
Non-interest income	724	537	563	586	570
Non-interest expense	6,031	6,533	6,464	6,628	5,980
Income (loss) before income tax benefit	870	1,054	(829)	(4,345)	(7,268)
Income tax expense (benefit)	385	461	(301)	(1,694)	(2,909)
Net income (loss)	$485	$593	$(528)	$(2,651)	$(4,359)

Per Share Data:
Basic earnings (loss) per share	$0.01	$0.02	$(0.10)	$(0.31)	$(0.48)
Diluted earnings (loss) per share	$0.01	$0.02	$(0.10)	$(0.31)	$(0.48)
Common stock dividends per share	$-	$-	$-	$-	$0.03
Average basic shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679
Average diluted shares outstanding	10,066,679	10,076,763	10,066,679	10,066,679	10,066,679

Performance Ratios:
Return on average assets	0.05%	0.06%	-0.05%	-0.27%	-0.44%
Return on average equity	0.47%	0.60%	-0.50%	-2.46%	-3.90%
Net interest margin	3.17%	3.63%	3.49%	3.17%	3.06%
Efficiency ratio*	62.85%	56.97%	59.20%	61.36%	60.90%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009

Balance Sheet Data:
Total assets	$975,894	$1,002,284	$970,791	$967,936	$995,904
Total loans receivable	816,726	840,049	842,529	848,927	869,765
Allowance for loan losses	(30,335)	(34,040)	(34,560)	(34,693)	(34,009)
Net loans	786,391	806,009	807,969	814,234	835,756
Deposits	717,319	742,042	712,376	710,330	725,040
Stockholders' equity	105,813	105,647	105,374	106,231	109,212
Bank's Tier 1 core capital to total assets	12.1%	11.6%	11.9%	11.8%	12.2%
Book value per share	$7.86	$7.85	$7.82	$7.91	$8.21

Asset Quality Data:
Non-accrual loans	$53,563	$47,857	$50,556	$62,685	$68,801
Foreclosed real estate	18,783	16,272	23,586	21,574	17,877
Total non-performing assets	72,346	64,129	74,142	84,259	86,678
Total non-accrual loans to net loans	6.8%	5.9%	6.3%	7.7%	8.2%
Allowance for loan losses	30,335	34,040	34,560	34,693	34,009
Allowance for loan losses to total loans	3.7%	4.1%	4.1%	4.1%	3.9%
Allowance for loan losses to total
non-performing loans	56.6%	71.1%	68.4%	55.3%	49.4%
Total non-accrual loans to total assets	5.5%	4.8%	5.2%	6.5%	6.9%
Total non-performing assets to total assets	7.4%	6.4%	7.6%	8.7%	8.7%